Exhibit 99.1

FOR IMMEDIATE RELEASE

Cole Capital® Announces Cole Credit Property Trust V, Inc.
Estimated Per Share Value of $24.00

Phoenix, AZ, March 27, 2017 - The Board of Directors (the “Board”) of Cole Credit Property Trust V, Inc. (“CCPT V” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on investing in high-quality, income-producing necessity retail properties, net leased to creditworthy tenants under long-term leases, today announced an estimated per share net asset value (“NAV”) of the Company’s Class A and Class T common stock of $24.00 as of December 31, 2016.

“Based on its portfolio metrics and the current real estate cycle, we believe that CCPT V is well-positioned in the market,” said Bill Miller, Chief Executive Officer and President of Cole Capital. "We will look to continue to grow the portfolio with creditworthy tenants under long-term leases and a focus on necessity-based retail and services.”

Estimated Per Share NAV
The Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent global advisory and corporate finance consulting firm that specializes in providing real estate valuation services, to assist the Board with determining an estimated per share NAV and a valuation range of CCPT V. Using the NAV Methodology, Duff & Phelps arrived at a valuation range of $21.96 to $24.86 per share. The estimated per share NAV for Class A and Class T shares was determined and approved by the Board based on the recommendation of its Valuation Committee, which is comprised solely of independent directors, including the independent Chairman of the Board. The Board is ultimately and solely responsible for the establishment of the estimated per share NAV.

The updated estimated per share NAV for Class A and Class T shares was based upon the estimated market value of CCPT V’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated per share NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. The Board intends to determine an updated estimated per share NAV on at least an annual basis.

To date, CCPT V has paid 35 consecutive monthly distributions to its stockholders, with a current distribution rate equal to an annualized amount of $1.575 per share for Class A shares and Class T shares (less, in the case of Class T shares, the per share distribution and stockholder servicing fees that are payable with respect to the Class T shares). The distribution amount per share declared by the Board is not affected by the determination of the NAV.

About Cole Credit Property Trust V, Inc.
CCPT V is a public, non-listed REIT formed in 2014 that invests in income-producing retail commercial real estate primarily leased to creditworthy tenants under long-term, net leases. CCPT V seeks to provide access to high-quality retail real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders.

About Cole Capital®
Cole Capital is the investment management business of VEREIT, Inc. An industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Cole Capital’s business model is built upon the simple objective of collecting rent from some of the biggest corporations in America and passing it on as a stream of distributions to investors. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, the methodology and assumptions used in determining the most recent estimated per share NAV of the Company’s common stock, and the Company’s intent to grow its portfolio with creditworthy tenants under long-term leases and a focus on necessity-based retail and services. Duff & Phelps relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Duff & Phelps’ valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT, Inc.
602.778.6057 | jbacon@VEREIT.com